EXHIBIT 8.1

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November 21, 2003		Washington, D.C.

WACHOVIA CAPITAL MARKETS, LLC

McDONALD INVESTMENTS INC.

RBC DAIN RAUSCHER INC.

As representatives of the several underwriters

c/o Wachovia Capital Markets, LLC

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288

Re:	Kilroy Realty Corporation
Series E Preferred Stock Offering

Ladies and Gentlemen:

This opinion is delivered to you in connection with the Underwriting Agreement (the “Agreement”) dated October 15, 2003, as amended on November 17, 2003, by and among Kilroy Realty Corporation, a Maryland corporation (the “Company”), and Wachovia Capital Markets, LLC, McDonald Investments Inc. and RBC Dain Rauscher Inc., collectively as representatives of the several underwriters named in Schedule 1 of the Agreement (the “Underwriters”), with respect to the sale by the Company and the purchase by the Underwriters on the date hereof of 1,610,000 shares of the Company’s 7.80% Series E Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share), par value $0.01 per share (the “Preferred Stock”).

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust. This opinion is based upon certain assumptions and factual representations of the Company concerning its business, assets and governing documents as set forth in (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 28, 1998 (File No. 333-45097), as amended by Amendment No. 1 filed with the Commission on February 11, 1998 (the “Registration Statement”); (ii) the base prospectus dated February 11, 1998 (the “Base Prospectus”) and the prospectus supplement dated October 16, 2003 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), relating to the offering by the Company of the Preferred Stock; and (iii) a certificate of an officer

November 21, 2003

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of the Company, dated as of the date hereof (the “Officer’s Certificate”). With your permission, we have assumed the accuracy of the opinion of Ballard Spahr Andrews & Ingersoll LLP, counsel for the Company, dated November 21, 2003 with respect to certain matters of Maryland law.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that:

1.	Commencing with the Company’s taxable year ending December 31, 1997 and continuing through the Company’s taxable year ending December 31, 2002, the Company has been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code;

2.	The statements in the Prospectus Supplement under the caption “United States Federal Income Tax Considerations,” insofar as they purport to describe or summarize certain provisions of the agreements, statutes, regulations and other legal matters referred to therein, are accurate descriptions or summaries in all material respects; and

3.	Kilroy Realty, L.P., a Delaware limited partnership, is classified as a partnership for United States federal income tax purposes and not as (a) an association taxable as a corporation or (b) a “publicly traded partnership” taxable as a corporation under Section 7704(a) of the Code.

No opinion is expressed as to any matter not discussed herein.

November 21, 2003

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This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statements, the Prospectus or the Officer’s Certificate may affect the conclusions stated herein. As described in the Prospectus, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements. This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.

This opinion is rendered only to you and the other Underwriters, and is solely for your benefit and the benefit of the other Underwriters in connection with the Agreement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you or the other Underwriters for any other purpose, is not intended for the express or implied benefit of any third party and is not to be used or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent in each instance.

Very truly yours,

/s/ Latham & Watkins LLP